Independent Auditors' Consent

The Board of Directors:
FNB Rochester Corp.:

We consent to incorporation by reference in registration statements Nos. 33-65194 and 333-15325 on Form S-8 of FNB Rochester Corp. of our report dated January 20, 1998, relating to the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report has been incorporated by reference in the December 31, 1997 annual report on Form 10-K of FNB Rochester Corp.


s/ KPMG Peat Marwick LLP

Rochester, New York
March 23, 1998


                                  (Exhibit 23)